Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-259488

Variant Impact Fund

Supplement dated May 1, 2025

to the

Prospectus and Statement of Additional Information

each dated August 31, 2024

The Fund’s investments in hedge funds and private equity funds that are excluded from the definition of “investment company” pursuant to Sections 3(c)(1) or 3(c)(7) of the Investment Company Act will be limited to no more than 15% of the Fund’s assets. Consequently, prospective investors need not meet the definition of or qualify as an “accredited investor” under Regulation D under the Securities Act of 1933, as amended, and all references to such definition and criteria are hereby deleted.

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Capitalized terms used and not otherwise defined in this Supplement have the meaning given them in the Prospectus.

Please retain this Supplement for future reference.